EXHIBIT 10.1

PROMISSORY NOTE

Principal Amount: $225,500	Issue Date: September 26, 2016

Actual Amount of Purchase Price: $204,000

FOR VALUE RECEIVED, INDOOR HARVEST CORP, a Texas corporation (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to the order of Chuck Rifici Holdings, Inc, a Canadian Corporation, or registered assigns (the “Holder”), in the form of lawful money of the United States of America by March 23, 2017 (the “Maturity Date”), the principal sum of $225,500, which amount is the $204,000 actual amount of the purchase price hereof plus a 10% original issue discount (the “Principal Amount”) and to pay interest on the unpaid Principal Amount hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment otherwise. The Borrower may prepay this note at any time prior to maturity at 115% of the principal and interest due.

Default. If (a) the interest hereon or any commitment or other fee shall not be paid in full punctually when due and payable, and/or (b) the principal hereof shall not be paid in full punctually when due and payable, it shall constitute an Event of Default (“Event of Default”) under this Note. Upon an Event of Default, the per share conversion price into which any Principal Amount and interest under this Note shall be convertible into shares of Common Stock, at the option of the holder, hereunder (the “Conversion Price”) shall be equal to 65% multiplied by the lowest sales price of the Common Stock in a public market during the ten (10) consecutive Trading Day period immediately preceding the Trading Day that the Company receives a Notice of Conversion

Waiver; Amendment. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right contained in, consent to any departure from, or amendment to any provision contained in this Note shall be effective unless in writing and signed by the Lender, nor shall a waiver on one occasion be construed as a waiver of any such right on any future occasion. Without limiting the generality of the foregoing, the acceptance by the Lender of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and assents to any extensions or postponements of the time of payment or any and all other indulgences under this Note, or to any and all additions or releases of any other parties or persons primarily or secondarily liable under this Note, which from time to time be granted by the Lender in connection herewith regardless of the number or period of any extensions.

Governing Law; Consent to Jurisdiction. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to any conflict of law provisions that might result in the application of the laws of another state. The Borrower agrees that any suit for the enforcement of this Note may be brought in the courts of the State of Texas or any federal court sitting in such state and consents to the non-exclusive jurisdiction of each such court and to service of process in any such suit being made upon the Borrower by mail at the address set forth above. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

Severability; Authorization to Complete; Paragraph Headings. If any provision of this Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Paragraph headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons, entity or entities may require. The terms “herein,” “hereof” or “hereunder” or similar terms used in this Note refer to this entire Note and not only to the particular provision in which the term is used.

Exchange Right. For so long as this Note is outstanding, if the Company enters into any subsequent equity or equity-linked financing on terms more favorable than the terms governing this Note (a “Subsequent Financing”), as determined by the Lender in its sole discretion, then the Lender in its sole discretion may exchange the outstanding principal and interest under this Note for the securities issued or to be issued in the Subsequent Financing. In no event shall any such exchange be permitted to the extent such exchange results in the Lender beneficially owning (for purposes of Section 13(d) under the Securities Exchange Act of 1934) 9.99% or more of the outstanding Common Stock of the Company.

Assignments. Neither this Note nor the proceeds hereof shall be assignable by the Borrower without the Lender’s prior written consent, and any attempted assignment without the Lender’s prior written consent shall create a default under this Note. This Note may be assigned, in whole or in part, by the Lender and its successors or assigns. The Borrower’s consent shall not be required for any such assignment.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

INDOOR HARVEST CORP

By:	/s/ Chad Sykes
Name:	Chad Sykes
Title:	Chief Executive Officer

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